Exhibit 10.3

LOCK-UP LETTER

April 2, 2025

LQR House Inc.

6800 Indian Creek Drive, Suite 1E

Miami Beach, FL 33141

RE: Lock-up of Common Stock of LQR House Inc.

Dear Sirs:

The undersigned has entered into a settlement agreement with LQR House Inc. (the “Company”) dated as of April 2, 2025 (the “Settlement Agreement”), which provides for, among other things, the receipt by the undersigned of 100,000 shares of common stock of the Company, par value $0.0001 (such 100,000 shares being the “Common Stock”). It is a condition of the Settlement Agreement that the undersigned enter into this letter agreement.

The undersigned agrees with the Company that prior to one year from the date the Common Stock is issued:

1.	The undersigned will not and will not announce any intention to, without the prior written consent of the Company, (A) offer, pledge, sell, contract to sell, sell or grant any option, right, warrant or contract to purchase, purchase any option or contract to sell, hypothecate or create any encumbrance, lend or otherwise transfer or dispose of (each a “Transfer”), directly or indirectly, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (B) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clauses (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

2.	The undersigned will not deposit any Common Stock (or any securities convertible into or exchangeable for, or which carry rights to subscribe or purchase or that represent the right to receive or are substantially similar to, the Common Stock) in any depositary receipt facilities.

3.	The undersigned understands that the Company is relying upon this letter agreement in issuing the shares of Common Stock specified in the Settlement Agreement. The undersigned further understands that this letter agreement is irrevocable and shall be binding upon his heirs, legal representatives, successors and assigns.

LQR House Inc.	April 2, 2025

4.	The undersigned undertakes that he will not take, directly or indirectly, any action which is designed to or which constitutes, or which would reasonably be expected to cause or result in, manipulation of the price of the Common Stock.

5.	The undersigned agrees and consents to the entry of stop-transfer instructions with the Company’s transfer agent against the transfer of the Common Stock received by the undersigned pursuant to the Settlement Agreement except in compliance with the foregoing restrictions.

This letter and any non-contractual obligations arising out of this letter shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws. Any dispute, controversy or claim arising out of or relating to this contract, or the breach thereof, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules that are in force when the notice of arbitration is filed, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The place or seat of arbitration shall be New York. The award shall be final and binding on the parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

Very truly yours,

/S/ David Lazar
David Lazar

Acknowledged and agreed: LQR HOUSE, INC.

By:	/S/ Sean Dollinger
Name:	Sean Dollinger
Title:	Chief Executive Officer